UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2014

LUSTROS INC.

(Exact name of Registrant as specified in its charter)

Utah	000-30215	45-5313260
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

9025 Carlton Hills Blvd. Ste. A

Santee, CA 92071

(Address of principal executive offices)

Phone: (619) 449-4800

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 31, 2011, Sulfatos Chile SA, a subsidiary of Lustros, Inc. (the “Company”) purchased property located in Los Vilos, Chile, and the corresponding water rights, under a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) from Mrs. MARÍA ESTER BUGUEÑO PÉREZ and Ms. EMA PÉREZ ANDRADE (the “Landowners”). The price of the Purchase and Sale Agreement was the sum of CLP$280,000,000, or approximately $501,241 US dollars at today’s exchange rate, which was to be paid in three installments. The first installment of CLP$100,000,000 was paid at the time of the signing of the public deed of purchase. The second installment of CLP$90,000,000, equivalent to 4,171.67 unidades de fomento, was payable 365 days from the date of the Purchase and Sale Agreement in its equivalent in pesos as of the effective date. The third installment of CLP$90,000,000, equivalent to 4,171.67 unidades de fomento, was payable 365 days from the date of the Purchase and Sale Agreement in its equivalent in pesos as of the effective date. As of June 12, 2014, Sulfatos owed the Landowners the sum of 7,900.67 unidades de fomento, equivalent to CLP$189,405,053, or approximately $339,063 US dollars (the “Debt”), for the last two payments under the Purchase and Sale Agreement.

On June 12, 2014, Sulfatos Chile SA and the Landowners signed a Loan Refinance Agreement (the “Loan Refinance Agreement”) whereby the parties agreed that Sulfatos Chile SA will pay the Debt in thirty-seven installments, which will accrue interest at a rate of 3% per year, payable at the end of the last installment. The parties agree that the total amount of the interest accrued will be CLP$7,822,942, or approximately $14,004 US dollars. The first installment for CLP$10,000,000, or approximately $17,901 US dollars, was paid at the signing of the agreement. The following 35 installments of CLP$5,000,000 each, or approximately $8,951 US dollars, will be paid monthly within the first five days of each month, beginning in August of 2014. The final installment, number 37, for the remaining unpaid principal and all accrued interest, will be made in one payment for a total of CLP$12,227,995, or approximately $21,890 US dollars.

ITEM 9. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No. Description of Exhibit

10.1 Loan Refinance Agreement, dated June 12, 2014 as translated from Spanish

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUSTROS INC.
Date: June 18, 2014	By: /s/ Trisha Malone
Trisha Malone
Chief Financial Officer